EXHIBIT 10

PGM Ventures Corporation

Suite 1003, 60 Yonge Street, Toronto, Ontario. M5H 4EH
416-815-8666

 Letter Agreement

             This Letter Agreement (the "Agreement") is made and entered into this 20th day of September, 2002 by and between PGM Ventures Corporation ("PGM"), a corporation organized and existing under the laws of New Brunswick, Canada, having its principal office at Suite 1003, 60 Yonge Street, Toronto, Ontario M5E 1H5, and Nord Pacific Limited ("NPL"), a corporation organized under the laws of New Brunswick, Canada, having its principal office at 2727 San Pedro, N.E., Suite 116, Albuquerque, New Mexico, 87110. PGM and NPL shall mean the companies and their subsidiaries and all companies and entities over which they have managerial and/or equity control. Within ten (10) days following the date of this Agreement, all appropriate subsidiaries of NPL having any interest or potential interest in the properties subject to this Agreement shall confirm in writing to PGM that they are bound by the terms hereof, which confirmations shall be attached as exhibits to this Agreement.

WITNESSETH:

A.        NPL, through its wholly owned subsidiary Simberi Gold Company Limited, is the beneficial owner of a Mining Lease ("ML 136") granted by the Papua New Guinea Department of Mining and Petroleum (now the Department of Mining) covering 2,560 hectares on Simberi Island in the Province of New Ireland, as more particularly described in Schedule A hereto. The initial term of the Lease expires on 3 December 2008, and may be extended to cover the operating life of a project in accordance with applicable provisions of the Papua Mining Act. NPL, through its wholly owned subsidiary Nord Australex Nominees (PNG) Limited, also owns Exploration License 609 ("EL 609"), which covers substantially all of the other Tabar Islands, as well as the portion of Simberi Island not covered by ML 136, as more particularly described in Schedule A hereto. NPL has provided PGM with an Information Memorandum dated August 2002 (prepared in conjunction with Warrama Consulting Pty. Ltd., Schedule A hereto) which describes the holdings of NPL, as well as the activities to date undertaken by NPL and its previous co-venturers.  These mineral interests are beneficially owned through wholly owned subsidiaries of NPL.

B.         PGM desires to obtain an exclusive option to acquire, as hereinafter described, up to 51% in each of the mining license (ML136) and up to 50% in the exploration permit (EL 609) held by NPL in the Tabar Islands, with particular emphasis on the oxide and sulphide gold deposits and oxide resources established on Simberi Island within the bounds of ML 136, as well as other potential developments targets within EL 609.

C.          NPL is willing to grant PGM an exclusive option in respect of each of ML 136 and EL609 upon the terms and conditions set forth herein.

NOW THEREFORE, in consideration of the payments made and to be made to NPL by PGM and covenants on the part of each of the parties made and to be performed as provided herein, it is agreed as follows:

1.         GRANT OF OPTION.

A.        Mining License 136. Upon execution of this Agreement, PGM has paid NPL the sum of US$50,000 and  will make a wire transfer of  US$37,500 to NPL within the ensuing 14 days. On the last day of the fifth week following execution of this Agreement, a further wire transfer of $37,500 will also be made by PGM. In consideration thereof, NPL hereby grants unto PGM the exclusive right and option to acquire an undivided joint venture 25% interest in and to ML 136 as a tenant in common with NPL (the "Initial Interest"). The term of the option shall commence on the date of this Agreement and shall expire on last business day of the 10th week following the execution of this Agreement. During its due diligence inspection of the Simberi site, PGM will absorb the cash costs associated with such inspection and due diligence work.  Should PGM not complete the Due Diligence investigation within the said ten week period and subsequent to the same not notify NPL of its intention to exercise the option then said option shall expire at 12:00 midnight on the last day of the tenth week following the signing of this agreement the Option shall terminate and PGM shall forfeit the $125,000.

At any time, prior to November 30, 2002, PGM may give notice to NPL of  exercise of the option to acquire the Initial Interest in accordance with the provisions of Section 9 hereof together with the gross exercise price of US$287,500, payable on the date of exercise by cheque or wire transfer for the account of NPL ($250,000 if the second tranche of $37,500 has been previously paid as provided above). Upon exercise of the option (or such earlier date as PGM advises NPL that it intends to exercise the option), the parties will begin preparation of mining and mineral exploration documents.

B.         Exploration License 609.    See Section 5 below.

2.         ACQUISITION OF ADDITIONAL INTERESTS.

A.        In the event PGM exercises the Initial Option and in the further event that PGM spends not less than US$1,500,000 for prefinancing and administrative costs, associated with the predevelopment phase of the oxide deposits within ML 136, PGM shall acquire right, title and interest in an additional 25% undivided interest in ML 136. Such amount must be expended within a period of 18 months from the date hereof, substantially in accordance with the general budget attached hereto as Schedule B. Notwithstanding this budget, such expenditures as PGM deems necessary to effect the above, but which are departures from the Budget, shall be deemed as part of the required expenditures.

(i)         If PGM spends more than US$ 1,000,000 and less than US$ 1,500,000 within the required time, the additional interest in ML 136 to be acquired by PGM shall be reduced in direct proportion to the ratio of the amount actually spent to $1,500,000.

(ii)        If PGM is able to complete arrangements for project financing prior to expending US$ 1,500,000 in accordance with this section 2A, then    the amount obtained by subtracting total expenditures made pursuant to this section within the designated time period from US $1,500,000 shall be paid to  NPL; and

(iii)       If PGM is able to complete arrangements for project financing subject to normal preconditions, such as availability of equity finance, permits, etc., PGM shall earn an additional 1% in ML 136 concurrently with the closing of such project financing.

B.       Subject to the occurrence of a Force Majeure Event (as hereafter defined), if PGM spends less than US$1,000,000 and does not complete arrangements for Project Financing as described in 2D(i),  the percentage of ownership in ML 136 shall remain at 25% as a tenant in common with NPL.

C.       If PGM spends in excess of US$1,500,000 as provided in Section 2A and if PGM completes firm arrangements for project financing, PGM shall further increase its ownership interest in ML 136 by 5% for each additional US$1,000,000 expended, fractions pro-rata. Provided, however, that if project financing is completed and if NPL pays its 49% share of such excess over $1,500,000 at closing of the project financing (fractions pro-rata), NPL shall maintain its 49% ownership interest. Expenditures, if any, in excess of US$1,500,000, shall be substantially within the scope of the delineated budget items covered by Schedule A, as approved by the parties.

D.       In the event that PGM acquires a 51% ownership interest in ML 136 pursuant to the above provisions, the parties shall enter into a standard Joint Venture agreement, which shall be negotiated in good faith consistent with the terms of this Agreement, under which each party shall bear and pay its proportionate share of costs incurred to develop and conduct oxide mining operations on ML 136 for production of gold, subject to the following:

(i)    Should PGM for any reason elect not to proceed with expenditures as described in 2A and has earned only a 25% interest in ML 136 PGM shall grant to NPL the right to re-acquire the 25% interest at a cost of 10% of the funds expended by PGM at that point.

(ii)    For the purposes of this agreement, Project Financing means financing that may consist of any combination of debt and equity in the approximate amount of US$20,000,000 for development of the Simberi oxide deposits and construction/start-up (with working capital) of the gold recovery plant. Each party shall be responsible for arranging its proportionate share of equity project financing. In the event that NPL does not contribute all or a portion of its share of such Project Financing, for whatever reason, PGM shall furnish such amount of Project Financing as NPL does not provide (upon reasonable notice, but not exceeding 90 days) and shall thereby increase its percentage of ownership in ML 135 by 5% for each additional US$1,000,000 furnished on behalf of NPL (fractions pro-rata),  All financing  (equity in the form of cash deposits and/or loans to the project by the parties, and project debt in the form of bank loans or credit) is required to be in place, prior to commencement of project construction.

(iii)     Subject to the declaration of a Force Majeure by the parties, PGM undertakes primary responsibility for negotiating and arranging Project Financing (and the overall structure thereof) on terms acceptable to it. In the event that PGM has not completed Project Financing on or before September 20, 2005, NPL shall have the right, but not the obligation, to secure Project Financing upon its own negotiated terms and conditions and, in the event Project Financing is obtained by NPL, it shall have the right to restore its ownership position in ML 135 to 51% by giving credit to PGM in an amount which, equates to the cost-per-percent expended by PGM for its ownership interest in ML 136 pursuant to this Agreement.]

E.       In no event shall the ownership interest of NPL in ML 136 be reduced to less than 15%, irrespective of any dilution formula operative due to the failure of NPL to contribute its share of funds required by the joint venture pursuant to this Agreement or the joint venture agreement.

F.      The provisions set forth herein with respect to Project Financing and prefinancing expenditures are intended to relate to the Simberi oxide gold deposits, with both parties recognizing the excellent potential for expanding the resource base which has been previously developed in Simberisulphide resources underlying the oxide deposits. The interests acquired by PGM under this Paragraph 2 and under Paragraph 1 above shall be deemed to include the sulfides underlying the oxide deposits within ML 136. The parties acknowledge that both the existing oxide and sulphide mineralization are not fully delineated and the parties acknowledge that an additional budget will be required to conduct the work necessary to determine the extent and the economic viability of the sulphides. However, in the event PGM acquires a 51% interest in ML 136 as set forth above, NPL will credit up to US$2,000,000 of exploration expenditures by PGM in the ML 136 sulphides and unidentified oxide resources towards the threshold exploration expenditure amounts set forth in Paragraph 5 below required in order for PGM to acquire interests in EL 609.

3.         FORCE MAJEURE

A party shall not be liable for any delay in or failure of performance on the occurrence of a force majeure event, which is defined for purposes of this agreement to mean if:

(a)      that delay or failure arises from a cause beyond its reasonable control including act of God, strike, lockout or other labour difficulty, act of public enemy, war, blockade, revolution, riot, insurrection, civil commotion, lightning, storm, fire, flood, earthquake, explosion, or any action, inaction, demand, order, restraint, restriction, requirement, prevention, frustration or hindrance by or of any person, government or other competent authority, embargo, unavailability of essential equipment or other material, lack of transportation and any other cause whether specifically referred to above or otherwise which is not within its reasonable control;

(b)     it has taken all proper precautions, due care and reasonable alternative measures with the object and intent of avoiding the delay or failure and of carrying out its obligations under this agreement, provided that nothing in this section shall require a party to settle or compromise a labour dispute if, it in its sole discretion, considers that to do so would be contrary to its best interest; and

(c)      as soon as possible after the beginning of an occurrence which affects the ability of the party claiming under this section to observe or perform any of its obligations under this agreement, the claiming party of the specific nature of the occurrence and, as far as possible, estimating its duration and the probable extent to which the party will be unable to observe or perform those obligations, and such party, on notice to the other, shall have its obligations under this agreement that are affected by the force majeure, suspended until 30 days following the termination of the force majeure situation at which time they will resume and extend according to the time originally remaining for completion of such obligations.

A party or the Manager claiming the benefit of force majeure shall use all reasonable endeavours promptly to overcome the adverse consequences and effects of the cause in question.

4.         OPTION PERIOD - OBLIGATIONS OF THE PARTIES.

A.  During the option term, PGM shall, at its expense, perform such due diligence as is customary in the mining industry with respect to evaluation of a mining property. At a minimum, such work shall include an inspection of the property subject to ML 136 and the database of information contained in the offices and facilities of NPL in Sydney, Australia. Other than as generally set forth herein, the scope of work shall be in the unfettered discretion of PGM. In the event PGM does not exercise the option, PGM shall furnish NPL with a written report at the conclusion of the option period summarizing the work performed by PGM and the reason or reasons for not exercising the option.

B.   During the option term, NPL shall make available at its Albuquerque, Sydney facilities and offices and Simberi Island all its data and information regarding ML 136 and EL 609 and its key personnel in such office who are familiar with such data, information and the project in general. If requested by PGM (and at PGM's expense), NPL will also make such personnel available at the proposed mine and plant sites on ML 136 site, as well as other personnel engaged by NPL on-site, for the purpose of examining the leased property, drill cores or for any other reason deemed necessary or advisable by PGM.

C.  NPL reasonably believes that its data and information is accurate but does not make any representations or warranties concerning the accuracy or completion of such data and information. Any reliance placed upon any data or information furnished to PGM by NPL, whether in written documents or verbally, shall be at the sole risk of PGM.

D.  During the option Initial Option period, PGM shall notify NPL if it appears likely that PGM will exercise the option herein granted so that the parties can begin preparation of the formal documents required for transfer of title of an interest in ML 136 together with any and all other documents necessary or advisable to carry out the intent of this Agreement. PGM agrees that it will bear and pay for the cost of such documentation, including attorneys' fees and expenses and any title transfer costs and fees which may become due and owing in Australia and/or Papua New Guinea upon actual transfer of title to the requisite undivided interest or interests ML 136, subject to them such expenses being incurred after the date of this agreement.

5.         EXPLORATION JOINT VENTURE.

A.     NPL and PGM will enter into a joint venture to explore EL609, the sulphide resource on ML136 and the oxide resource on ML136 outside the known resource as shown on Schedule A. Under the joint venture, PGM will have until December 31, 2006 to complete farm-in expenditures of $2,000,000 as hereinafter outlined to acquire right, title and interest of 50% in and to EL609 on the following terms and conditions:

(i)        PGM shall:

  have exercised its option on ML136;
  have acquired an aggregate 50% interest in ML136;
  maintained EL609 in good standing with respect to government requirements as to payment of rent, minimum work commitments and similar matters, which are estimated to cost approximately $50,000 per annum.

(ii)      PGM shall have expended at least $US1,000,000 in direct costs for exploration, land compensation and project holding costs on or before December 31, 2006, in which event it shall acquire right, title and interest to an initial 25% interest as a tenant in common with NPL in EL 609; and

(iii)     PGM shall have expended a further US $1,000,000 for aggregate expenditures of at least $US2, 000,000 in direct costs for exploration, land compensation and project holding costs on or before December 31, 2006, in which event it shall acquire an additional 25% interest as a tenant in common in EL 609 on a pro-rata basis.

The precise manner in which such exploration is conducted  at EL 609 shall ultimately be within the discretion of PGM with respect to the first US$2,000,000 of exploration expenditures, although PGM agrees to consult with NPL regarding the manner in which exploration is conducted. If it becomes apparent that PGM will meet the US$2,000,000 threshold expenditure requirement to earn its 50% interest in EL 609, the parties shall enter into an agreement for further exploration and potential development of mineral deposits on EL 609.  Under the joint venture following PGM's earn in of its 50%, each party will bear its proportionate share of agreed upon exploration expenditures in excess of the funds expended by PGM to earn its percentage interest. Provided, however, that in no event will the interest of NPL be diluted below a 15% interest in EL609.

6.         POST EARN-IN ORGANIZATION

Upon the exercise of the Option the title to mining license ML 136 and the exploration license EL 609 shall be transferred to a company to be organized in a mutually acceptable jurisdiction whose shares shall be held in trust by a mutually agreed third party for NPL and PGM. The shares issued shall reflect the earned ownership of the licenses ML 136 and EL 609 that would accrue upon the completion of the expenditures as described in Sections 2 and 5 herein. The determination of the completion of the expenditures shall be at the sole discretion of the Trustee at the time. The cost associated with the creation of the company and the engagement of the trustee shall be a cost to PGM solely.

7.         REPRESENTATIONS AND WARRANTIES

NPL warrants as of the date hereof that:

(a)     It is the holder, through wholly owned subsidiaries of ML 136 and EL 609;

(b)     Each of  ML 136 and EL 609 is free from any material encumbrances, claims, royalties, or interest of others of whatsoever nature of kind;

(c)     Each of ML 136 and EL609  is in good standing, and of full force and effect and neither NPL nor any of its subsidiaries has done or omitted to do any act, matter or thing which would render either or both of the aforesaid licences liable to be surrendered, cancelled or forfeited;

(d)     Except as disclosed to PGM, there are no proceedings concerning either the ML 136 or the EL 609 licenses or which might jeopardize this agreement pending or threatened in any court or tribunal,

(e)     NPL has an unfettered right to deal with either the ML 136 or the EL 609 licenses in the manner provided for in this agreement, subject to the approval of the Papua New Guinea Minister for Mining.

(f)      Except as disclosed to PGM, there are no outstanding obligations or liabilities, contingent or otherwise, relating to environmental, mining or other applicable law associated with either the ML 136 or the EL 609 licences or arising out of past exploration, development or mining activities carried out thereon; and

(g)     All information and data concerning ML 136 and  EL 609 within the knowledge of  NPL has been disclosed, provided or otherwise made available to PGM.

8.         MISCELLANEOUS PROVISIONS.

  The provisions set forth herein regarding joint venture arrangements are in contemplation of a cooperative arrangement between the parties, on terms usual within the industry.
  With respect to the interests held in the joint venture interest on ML 136 as set forth above, if either party desires to sell its interest in ML 136 it shall give notice to the other party and the parties shall negotiate in good faith for a period of not less than 90 days during which period the parties shall determine whether or not they can reach agreement for the other to acquire such interest.
  PGM contemplates organizing a publicly owned subsidiary to hold its option rights granted under this Agreement and the interests acquired upon exercise of the option and additional rights acquired in accordance with this Agreement. The parties agree that PGM is permitted to transfer and assign this agreement and its rights and obligations thereunder to such subsidiary and/or subsidiaries.

  PGM agrees to grant NPL, within 180 days of the effective date, a two year option to: i) acquire 100,000 shares in PGM's proposed new public subsidiary, holding the Simberi assets, at the higher price of C$0.50 (fifty Canadian cents) or the price at which the said company undertakes its first public or private financing with third parties, or ii) to acquire 100,000 shares in the parent company PGM at the market prices prevailing at that time, subject to the regulatory requirements of the relevant Canadian authorities.

  All funds shall be placed on deposit in Canada and PGM shall pay against invoice(s) or alternatively will provide to NPL one month's working capital against cash calls in accordance with the approved budget as generally described in Schedule B.

  PGM shall wherever possible, use those services of 'knowledgeable' personnel of NPL in connection with undertaking PGM's due diligence on ML 136 and securing the production financing as contemplated herein. Notwithstanding the foregoing, NPL recognizes that PGM is required by regulation to obtain independent 3rd party opinions as a precondition of the financing or portions thereof, and that the cost of obtaining these opinion(s) are a pre-financing cost.  However, except to the extent that such opinions are covered by Schedule B, they shall be treated in the same manner as expenditures by PGM in excess of the required minimum expenditure of US$1.5 million. PGM will be providing the services of its own directors at a cost not exceeding $150,000 per annum.

  Nothing in this Agreement shall be considered or interpreted as constituting the relationship between the parties as a partnership and, nothing in this agreement shall be considered or interpreted as constituting any party the general agent or representative of any other party or giving any party the right to legally bind any other party hereto.

  Each party (in this section referred to as the "Disclosing Party") undertakes and agrees:

(a)  Not to use in any way any Confidential Information of any other party without the prior approval of that other party;

(b)  Not to disclose to any person or assist or make it possible for any person to observe any Confidential Information of any other party, without the prior approval of that other party or otherwise in accordance with the provisions of this section; and

(c)  Not to allow or assist or make it possible for any person (other than any of the parties) to observe any Confidential Information, without the prior approval of each other party.

Nothing in this section prohibits the disclosure of Confidential Information by any Disclosing Party:

(a)      To any Related Body Corporate of the Disclosing Party;

(b)     If and to the extent required pursuant to any necessarily applicable legislation or other legal requirement or pursuant to the rules or regulations of any recognized stock exchange which are applicable to the Disclosing Party or any Related Body Corporate of the Disclosing Party PROVIDED HOWEVER that the Disclosing Party will use its best endeavour to provide a copy of any such disclosure or announcement to the other party prior to making or releasing the same;

(c)      If and to the extent that it may be necessary or desirable to disclose the information to any government or governmental authority or agency in connection with applications for any government consents which are necessary to carry out this agreement;

(d)     To a recognized financial institution (and its professional advisers) or other fiduciary in connection with any loan or other financial accommodation sought to be arranged by the Disclosing Party for purposes of this agreement;

(f)      To professional advisers (including legal advisers) and consultants of the Disclosing Party whose duties in relation to the Disclosing Party or under this agreement necessarily require the disclosure?

(g)      To employees, officers, representatives, and agents of the Disclosing Party whose duties in relation to the Disclosing Party or under this agreement necessarily require the disclosure;

(h)      Pursuant to a binding order of any court of competent jurisdiction or other competent authority;

          The provisions of this section shall survive and continue to bind the parties following termination of this agreement.

The undertakings and agreements contained in this Agreement shall be in addition to and shall in no way derogate from the obligations of the parties in respect of secret and confidential information at law, in equity or under any statute or trade or profession custom or use.

  All of the agreements and understandings between the parties are with reference to this agreement, which, as from its date, supersedes all prior agreements and understandings between them with reference to those matters.

  Except as provided herein, no modification, amendment or other variation of any provision of this agreement shall be valid or binding on a party unless made in writing duly executed or signed by or on behalf of that party.

  Except as otherwise expressly provided in this agreement, no waiver or relaxation partly or wholly of any of the terms and conditions of this agreement shall be valid or binding on a party (unless in writing and duly executed or signed by or on behalf of the party or the Manager so waiving or relaxing the terms and conditions) to the particular occasion in question and shall not be continuing and shall not constitute a waiver or relaxation of any other term or condition.

  Without in any way limiting anything elsewhere contained in this agreement, no delay in exercising or omission to exercise any right, power, authority, discretion or remedy vested in or exercisable by any party shall impair any right, power, authority, discretion or remedy or be construed to be a waiver of it or an acquiescence in any default nor shall any action or inaction of any party in respect of any default or any acquiescence in any default affect or impair any right, power, authority, discretion or remedy of that party in respect of any other default (including a subsequent default) and nor will any single or partial exercise of any right or remedy preclude any other further exercise of it or the exercise of any other right or remedy.

  Each party shall sign, execute and deliver all deeds, documents, instruments and assurances, and shall do all acts, matters and things, as shall be reasonably necessary for the complete performance of all its duties, responsibilities and obligations under this agreement.

  The provisions of this agreement shall, subject as provided in this agreement, enure for the benefit of and be binding upon the parties and their respective successors and permitted assigns and (where applicable) legal personal representatives.

  This agreement may be executed in several counterparts each of which when so executed shall be deemed to be an original and such counterparts together shall constitute one and the same agreement which shall be sufficient evidence by such original counterpart.

  This Agreement shall be construed under the laws of Ontario, Canada and shall be subject to PGM obtaining required regulatory approvals if any. I such approval is not obtained, PGM shall forfeit all funds paid to NPL and all rights under this Agreement.

9.         NOTICES

            Notices hereunder shall be in writing and shall be delivered by facsimile copier (fax) and confirmed by delivery via a recognized overnight courier service unless the receiving party waives the courier delivery requirement by return fax. The address for PGM is set forth on the first page of this Agreement and the fax number for PGM is 416-703-3697. The address for NPL is 2727 San Pedro Dr., N.E., Suite 116, Albuquerque, New Mexico 87110 and the fax number for NPL is 505-830-9332. The parties shall notify the other of any change of delivery address or change in fax number.

IN WITNESS WHEREOF, this Agreement is executed this 20th day of September, 2002.

PGM Ventures Corporation	Nord Pacific Limited
By: /s/ Peter M. Miller	By: /s/ Mark R. Welch
Title: President	Title: President